                                                                     EXHIBIT 11


                   RAMSAY HEALTH CARE, INC. AND SUBSIDIARIES
                  COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                                             Year Ended June 30
                                                                 -----------------------------------------
                                                                     1997          1996           1995
                                                                 -----------  ------------   ------------
PRIMARY
  Weighted averages:
             Common shares outstanding.........................    8,403,000     7,929,000      7,743,000
             Class B Convertible Preferred
               Stock, Series C.................................    1,425,000        - - -*         - - -*
             Class B Convertible Preferred
               Stock, Series 1996..............................       55,000           n/a            n/a
  Net effect of dilutive stock options and warrants-
   modified treasury stock method..............................      548,000        - - -*         - - -*
                                                                 -----------  ------------   ------------
             Total.............................................   10,431,000     7,929,000      7,743,000
                                                                 ===========  ============   ============

  Income (loss) before extraordinary item......................  $ 3,278,000  $(16,481,000)  $(17,045,000)
  Extraordinary item...........................................        - - -         - - -       (257,000)
                                                                 -----------  ------------   ------------
  Net income (loss)............................................    3,278,000   (16,481,000)   (17,302,000)
  Adjustment to net income for debt reduction (modified
   treasury stock method)......................................      120,000         - - -          - - -
                                                                 -----------  ------------   ------------
  Adjusted net income (loss)...................................  $ 3,398,000  $(16,481,000)  $(17,302,000)
                                                                 ===========  ============   ============

  Per share amounts:
    Income (loss) before extraordinary item....................  $      0.33  $      (2.12)  $      (2.25)
    Extraordinary item.........................................        - - -         - - -          (0.03)
                                                                 -----------  ------------   ------------
    Net income (loss)..........................................  $      0.33  $      (2.12)  $      (2.28)
                                                                 ===========  ============   ============

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* Common stock equivalents not considered given loss reported for the year.